DLL CPAS, LLC

201 West Charlton Street

Savannah, GA 31401

September 6, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   Orion Financial Group, Inc.

We have read the statements made by Orion Financial Group, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ DLL CPAS, LLC

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